Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GenVec, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GenVec, Inc. of our report dated March 24, 2015, with respect to the balance sheet of GenVec, Inc., as of December 31, 2014 and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014 which report appears in the December 31, 2014 Annual Report on Form 10-K of GenVec, Inc.

/s/ Stegman & Company

Baltimore, Maryland
November 19, 2015